Exhibit 99.1

NEWS

ANADARKO ANNOUNCES LEADERSHIP CHANGES

DARRELL E. HOLLEK NAMED EVP, OPERATIONS

ERNEST A. LEYENDECKER NAMED EVP, INTERNATIONAL AND DEEPWATER

EXPLORATION

HOUSTON, Aug. 23, 2016 – Anadarko Petroleum Corporation (NYSE: APC) today announced that Darrell Hollek, formerly Executive Vice President, U.S. Onshore Exploration and Production, has been named Executive Vice President, Operations with responsibility for the company’s U.S. onshore exploration, production and midstream activities, along with its Gulf of Mexico and international operations. The company also announced Ernie Leyendecker, formerly Sr. Vice President, International Exploration, has been named Executive Vice President, International and Deepwater Exploration.

Bob Daniels, formerly Executive Vice President, International and Deepwater Exploration, will continue as an Executive Vice President and member of the company’s Executive Committee until his retirement later this year. Jim Kleckner, formerly Executive Vice President, International and Deepwater Operations also is retiring.

“We are fortunate to have the quality and depth of leadership to make these appointments and to effect executive management succession with such talented individuals,” Anadarko Chairman, President and CEO Al Walker said. “Darrell and Ernie have significant experience and strong leadership track records of success as they assume these expanded responsibilities. They have been instrumental in advancing Anadarko’s exploration, production and development worldwide, and we are confident they will continue to create value for our stakeholders. I would also like to express my sincere appreciation to Bob for his enduring contributions as a pioneer who helped solidify Anadarko’s reputation as an industry-leading exploration company, and also to Jim for his leadership and numerous successes over his distinguished career. They each made Anadarko a better company.”

Hollek has been with the company since 1980, when he joined as a field engineer. Since that time he has held positions of increasing responsibilities overseeing global deepwater drilling, international, Gulf of Mexico and U.S. onshore exploration and production, as well as environmental, health, safety and regulatory. Hollek will also remain a director of Western Gas Holdings, LLC, a subsidiary of Anadarko, and Western Gas Equity Holdings, LLC, the general partner of Western Gas Equity Partners, LP (NYSE: WGP), a publicly traded midstream limited partnership.

Leyendecker has more than 30 years of experience and joined the company in 2002. He has held positions of increasing responsibility including General Manager for Worldwide Exploration Engineering, Planning and International Negotiations, Vice President of Corporate Planning and Sr. Vice President, Gulf of Mexico Exploration.

Anadarko Petroleum Corporation’s mission is to deliver a competitive and sustainable rate of return to shareholders by exploring for, acquiring and developing oil and natural gas resources vital to the world’s health and welfare. As of year-end 2015, the company had approximately 2.06 billion barrels-equivalent of proved reserves, making it one of the world’s largest independent exploration and production companies. For more information about Anadarko and Flash Feed updates, please visit www.anadarko.com.

#     #     #

ANADARKO CONTACTS

MEDIA:

John Christiansen, john.christiansen@anadarko.com, 832.636.8736

Stephanie Moreland, stephanie.moreland@anadarko.com, 832.636.2912

INVESTORS:

John Colglazier, john.colglazier@anadarko.com, 832.636.2306

Brian Kuck, brian.kuck@anadarko.com, 832.636.7135

Shandell Szabo, shandell.szabo@anadarko.com, 832.636.3977

Pete Zagrzecki, pete.zagrzecki@anadarko.com, 832.636.7727